EXHIBIT 99.1

Contact:  Kathleen Campbell, Marketing Director                                                                                                                                       First Citizens National Bank
570-662-0422                                                                                                                           15 S. Main Street
570-662-8512 (fax)                                                                                                                         Mansfield, PA 16933

Citizens Financial Services, Inc. Reports Record First Quarter 2009 Earnings

MANSFIELD, PENNSYLVANIA— April 28, 2009 – Citizens Financial Services, Incorporated (OTC BB: CZFS), parent company of First Citizens National Bank, has released its unaudited financial performance for the 1st quarter of 2009.

Net income for the quarter ended March 31, 2009 totaled $2,346,000 which compares to $2,021,000 for the first quarter of last year, representing an increase of $325,000, or 16.1%.  Earnings per share for the three months ended March 31, 2009 and 2008 were $.82 and $.71 per share, respectively, which is an increase of 15.5%.  Return on equity for the comparable periods was 17.59% and 16.32%, while return on assets was 1.41% and 1.36%, for the respective time periods.  Net interest income has increased 13.6%, from $5,288,000 for the first quarter of 2008 to $6,009,000 for the first quarter of 2009.  The net interest margin improved to 4.34% from 4.24% last year on a tax equivalent basis.

CEO and President Randall E. Black stated, “Our first quarter 2009 financial results remain outstanding even though the headlines continue to be filled with negative news regarding the economy and the ongoing recession both nationally and globally.  Our financial performance is the result of our ongoing commitment to serve our communities and the use of disciplined underwriting standards.”

Total assets at March 31, 2009 totaled $674.7 million, which was an increase of $6.1 million from December 31, 2008 and an increase of $74.3 million, or 12.4%, from March 31, 2008.  Since March 31, 2008, the investment portfolio has increased $47.7 million and net loans have increased $12.2 million.  Total deposits of $554.6 million have increased $7.9 million from December 31, 2008, and $95.0 million from one year ago.  Credit quality remains strong as total non-performing assets as a percent of loans is ..66%, which compares to .73% at December 31, 2008 and .67% as of the end of last March.

Stockholders’ equity totaled $54.4 million at March 31, 2009, representing an increase of $3.9 million, or 7.6%, from last year.  Book value per share at March 31, 2009 was $19.06 compared with $17.78 last March.  In April, a cash dividend of $.245 per share was declared and will be paid on April 30, 2009 to shareholders of record, as of April 17, 2009, an increase of 4.3% over the April 2008 dividend.

“As we communicated previously, we did not participate in the Governmental Troubled Assets Relief Program (TARP).  At First Citizens, we remain well capitalized based upon regulatory guidelines.  We utilize strong financial and capital management practices to carry out our strategic plan of achieving profitable growth,” stated Mr. Black.

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 17 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands except share data)	2009	2008	2008
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 10,677	$ 9,692	$ 12,261
Interest-bearing	11,021	10,164	-
Total cash and cash equivalents	21,698	19,856	12,261

Available-for-sale securities	173,812	174,139	126,064

Loans (net of allowance for loan losses: $4,498 at March 31, 2009;
$4,378 at December 31, 2008 and $4,305 at March 31, 2008)	433,080	428,436	420,918

Premises and equipment	11,631	12,762	12,408
Accrued interest receivable	3,345	2,912	2,755
Goodwill	10,256	10,256	8,605
Bank owned life insurance	12,296	12,176	8,463
Other assets	8,566	8,075	8,893

TOTAL ASSETS	$ 674,684	$ 668,612	$ 600,367

LIABILITIES:
Deposits:
Noninterest-bearing	$ 56,518	$ 55,545	$ 54,812
Interest-bearing	498,058	491,135	404,790
Total deposits	554,576	546,680	459,602
Borrowed funds	56,764	61,204	83,994
Accrued interest payable	2,027	2,233	1,939
Other liabilities	6,878	5,725	4,243
TOTAL LIABILITIES	620,245	615,842	549,778
STOCKHOLDERS' EQUITY:
Common stock
$1.00 par value; authorized 10,000,000 shares; issued 3,048,289 shares at
March 31, 2009 and December 31, 2008; 3,020,538 shares at March 31, 2008	3,048	3,048	3,020
Additional paid-in capital	12,833	12,981	12,439
Retained earnings	42,697	41,034	38,961
Accumulated other comprehensive income	203	26	355
Treasury stock, at cost: 202,087 shares at March 31, 2009; 200,918 shares at
December 31, 2008 and 195,500 shares at March 31, 2008	(4,342)	(4,319)	(4,186)
TOTAL STOCKHOLDERS' EQUITY	54,439	52,770	50,589
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 674,684	$ 668,612	$ 600,367

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended
	March 31,
(in thousands, except per share data)	2009	2008
INTEREST INCOME:
Interest and fees on loans	$ 7,477	$ 7,664
Interest-bearing deposits with banks	2	-
Investment securities:
Taxable	1,640	1,123
Nontaxable	471	336
Dividends	7	85
TOTAL INTEREST INCOME	9,597	9,208
INTEREST EXPENSE:
Deposits	2,915	2,943
Borrowed funds	523	857
TOTAL INTEREST EXPENSE	3,438	3,800
NET INTEREST INCOME	6,159	5,408
Provision for loan losses	150	120
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,009	5,288
NON-INTEREST INCOME:
Service charges	812	776
Trust	163	167
Brokerage and insurance	100	44
Investment securities gains, net	16	-
Earnings on bank owned life insurance	121	85
Other	142	137
TOTAL NON-INTEREST INCOME	1,354	1,209
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,296	2,156
Occupancy	321	314
Furniture and equipment	110	133
Professional fees	131	181
Other	1,514	1,131
TOTAL NON-INTEREST EXPENSES	4,372	3,915
Income before provision for income taxes	2,991	2,582
Provision for income taxes	645	561
NET INCOME	$ 2,346	$ 2,021

Earnings Per Share	$ 0.82	$ 0.71
Cash Dividends Paid	$ 0.24	$ 0.23

Weighted average number of shares outstanding	2,844,512	2,853,280

Financial Highlights
(Unaudited - dollars in thousands except per share and ratio data)
	Three Months Ended
	March 31
	2009	2008
Performance Ratios and Share Data:
Return on average assets (annualized)	1.41%	1.36%
Return on average equity (annualized)	17.59%	16.32%
Net interest margin (tax equivalent)	4.34%	4.24%
Cash dividends paid per share	$ 0.240	$ 0.230
Earnings per share	$ 0.82	$ 0.71
Weighted average shares outstanding	2,844,512	2,853,280

Balance Sheet Highlights (dollars in thousands):	March 31, 2009	December 31, 2008	March 31, 2008

Assets	$ 674,684	$ 668,612	$ 600,367
Investment securities:
Available for sale	173,812	174,139	126,064
Loans (net of unearned income)	437,578	432,814	425,223
Allowance for loan losses	4,498	4,378	4,305
Deposits	554,576	546,680	459,602
Stockholders' Equity	54,439	52,770	50,589
Non-performing assets	2,906	3,176	2,851
Non-performing assets to total loans	0.66%	0.73%	0.67%
Average Leverage Ratio	7.93%	7.91%	8.31%
Common shares outstanding	2,846,202	2,847,371	2,825,038
Book value per share	$ 19.06	$ 18.52	$ 17.78